Exhibit 99.1

Renaissance Acquisition Corp.

Announces Liquidation and Dissolution

Pompano Beach, Florida, January 26, 2009 -- Renaissance Acquisition Corp (AMEX: RAK) (“Renaissance”) announced today that its Board of Directors have voted to approve Renaissance’s proposed plan of liquidation.  As of the close of business on January 28, 2009, Renaissance’s share transfer books will close and the American Stock Exchange will suspend trading.

Renaissance is a “blank check” company formed to acquire, through a merger, capital stock exchange, asset acquisition, reorganization or similar business combination, one or more businesses, which it believes has significant growth potential. Because Renaissance will not consummate a business combination by January 29, 2009, the time frame required by its charter and the terms of its initial public offering, Renaissance is required to liquidate and dissolve.  Promptly after that date, the Company will begin the process of liquidating and dissolving itself in accordance with its charter and applicable Delaware law.

As a result, the Company expects to liquidate the amounts held in its trust account, which consist of proceeds from the Company’s initial public offering, together with the deferred portion of the underwriter’s discount and commission and interest (net of applicable taxes).  Payable upon presentation, liquidating distributions will be made to holders of shares of common stock issued in the Company’s initial public offering.  Stockholders whose stock is held in “street name” through a broker will automatically receive payment through the Depository Trust Company. The liquidating distribution is expected to be approximately $5.93 per share.  No payments will be made with respect to any of the Company’s outstanding warrants or shares of common stock that were acquired prior to the Company’s initial public offering.

The Company will file a Certificate of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of deregistering its securities under the Securities and Exchange Act of 1934, as amended.  As a result, the Company will no longer be a public reporting company and its securities will cease trading on the American Stock Exchange.

About Renaissance

Renaissance is a “blank check” company formed to acquire, through a merger, capital stock exchange, asset acquisition, reorganization or similar business combination, one or more businesses, which it believes has significant growth potential.  In 2007, Renaissance through its initial public offering raised, net of fees and expenses, approximately $107 million which included $2.1 million in a private placement of warrants that were deposited into a trust account.  Renaissance has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.  Renaissance’s amended and restated certificate of incorporation provides for the termination of Renaissance’s corporate existence and mandatory liquidation if Renaissance does not consummate a business combination by January 29, 2009.

For further information:
Renaissance Acquisition Corp.
Mark Seigel	Tel: (954) 784-3031